Ex 99.1

Jeroen Kreeft is managing partner of Lobster Lawyers. Jeroen advises a wide range of international operating clients, including listed companies, large private companies and individuals, on tax strategies, including international tax re-structuring. Jeroen takes a special interest in parties that deal with intellectual property rights and media.

After starting his career at one of the big four tax and accounting firms, Jeroen Kreeft joined Crop Tax Lawyers where, as a partner, he chaired the international tax and legal practice. In 2005 Jeroen joined Smart, to start Smart's international expansion and where he chaired the worldwide international tax practice of the firm and the Amsterdam office. In 2009 Jeroen joined Brada as part of the merger of the Dutch part of Smart with Brada in Amsterdam. Since 2013 Jeroen has separated himself from Brada to start its own office again, Lobster Lawyers. Jeroen is fluent in Dutch and English and proficient in German.

Jeroen Kreeft is a member of the Dutch Association of Academic Tax Lawyers and the International Association of Entertainment Lawyers.

Jeroen has been actively involved in various international professional associations serving as a board member such as IGAF currently known as Prime Global and he is one of the founders  and current Honorary Member of Lawyers Cooperation and international association of medium sized law firms. Further more, he holds various supervisory board positions with privately held international companies as well as quoted companies.

Education:
University Amsterdam
Tax and Civil Law / 1993